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                   FIRST NATIONWIDE (PARENT) HOLDINGS INC.
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND MINORITY INTEREST

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                                                                  YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------------------------
                                                     1997        1996        1995        1994       1993
                                                 ----------- -----------  ---------- ----------  ----------
FIXED CHARGES (EXCLUDING INTEREST ON DEPOSITS):

Interest on borrowings..........................  $  751,432  $  429,120   $287,456    $ 98,888   $ 16,700
Total fixed charges (excluding interest on
 deposits)......................................     751,432     429,120    287,456      98,888     16,700
Rent interest factor............................       7,857       5,044      6,628       1,746        361
Income before income taxes, extraordinary item
 and minority interest..........................     238,398     507,547    122,450      31,928    146,618
Earnings........................................     997,687     941,711    416,534     132,562    163,679
Fixed charges (excluding interest on deposits) .     759,289     434,164    294,084     100,634     17,061
Minority interest ..............................     131,851     161,191     59,138       4,259          0
Combined fixed charges (excluding interest on
 deposits) and minority interest................     891,140     595,355    353,222     104,893     17,061
Ratio of earnings to combined fixed charges
 (excluding interest on deposits) and minority
 interest.......................................        1.12x       1.58x      1.18x       1.26x      9.59x

FIXED CHARGES (INCLUDING INTEREST ON DEPOSITS):

Interest on deposits............................  $  746,985  $  419,174   $447,359    $100,957   $ 55,410
Interest on borrowings..........................     751,434     429,120    287,456      98,888     16,700
Total fixed charges (including interest on
 deposits)......................................   1,498,417     848,294    734,815     199,845     72,110
Rent interest factor............................       7,857       5,044      6,628       1,746        361
Income before income taxes, extraordinary item
 and minority interest..........................     238,398     507,547    122,450      31,928    148,618
Earnings........................................   1,744,672   1,360,885    863,893     233,519    219,089
Fixed charges (including interest on deposits) .   1,506,274     853,338    741,443     201,591     72,471
Minority interest...............................     131,851     161,191     59,138       4,259          0
Combined fixed charges (including interest on
 deposits) and minority interest................   1,638,125   1,014,529    800,581     205,850     72,471
Ratio of earnings to combined fixed charges
 (including interest on deposits) and minority
 interest.......................................        1.07x       1.34x      1.08x       1.13x      3.02x
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